UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2016

PartnerRe Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of

Incorporation or Organization)

001-14536	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On April 29, 2016, PartnerRe Ltd. (which we refer to herein as “we” or “the Company”) announced the expiration of the offers to exchange (the “exchange offers”) any and all of the Company’s outstanding 6.50% Series D Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series D Preferred Shares”) for the Company’s 6.50% Series G Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series G Preferred Shares”), any and all of the Company’s outstanding 7.25% Series E Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series E Preferred Shares”) for the Company’s 7.25% Series H Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series H Preferred Shares”) and any and all of the Company’s outstanding 5.875% Series F Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series F Preferred Shares”) for the Company’s 5.875% Series I Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series I Preferred Shares”). We collectively refer to Series D Preferred Shares, Series E Preferred Shares and Series F Preferred shares as “existing preferred shares” and to Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares as “new preferred shares.”

Pursuant to the exchange offers, 6,415,264 Series D Preferred Shares, 11,753,798 Series E Preferred Shares and 7,320,574 Series F Preferred Shares were validly tendered and accepted for exchange by the Company and the Company issued 6,415,264 Series G Preferred Shares, 11,753,798 Series H Preferred Shares and 7,320,574 Series I Preferred Shares. Following the exchange offer, 2,784,736 Series D Preferred Shares, 3,196,202 Series E Preferred Shares and 2,679,426 Series F Preferred Shares remain outstanding.

Item 3.02.	Unregistered Sales of Equity Securities

The exchange offers were made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new preferred shares.

Item 3.03.	Material Modification to Rights of Security Holders

The terms of each new preferred share are identical in all material respects to the existing preferred shares, except that the new preferred shares reflect, subject to certain exceptions, an extended redemption date of the fifth anniversary of the date of issuance of the new preferred shares.

In addition, consistent with the restrictions set forth in the merger agreement with EXOR, the certificates of designation of the new preferred shares reflect a restriction providing that (subject to certain exceptions), following the issue date of the new preferred shares until December 31, 2020, Distributions (as defined below) with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles (“GAAP”), during such fiscal quarter (such amount, the “Distributable Amount”). Notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the common shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the common shares (the “Initial Distributable Amount”). If the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters. “Distributions” is defined to include (i) dividends or other distributions declared or paid or set apart for payment upon common shares or any other capital shares ranking junior to the preferred shares and (ii) the redemption, purchase or other acquisition of common shares or any other capital shares ranking junior to the preferred shares.

Upon the terms and subject to the conditions set forth in the offering memorandum filed on April 1, 2016 as exhibit (a)(1)(i) to Schedule TO-I, dividends on new preferred shares shall begin to accrue and, in the case of Series G Preferred Shares and Series H Preferred Shares, shall be fully cumulative from, March 1, 2016, which is the first day of the current dividend period of the existing preferred shares.

The foregoing description of the new preferred shares does not purport to be complete and is qualified in its entirety by reference to the Certificates of Designation, which are filed hereto as Exhibits 4.1, 4.2 and 4.3 and incorporated by reference herein.

The terms of the existing preferred shares that remained outstanding after the consummation of the exchange offers will not change as a result of the exchange offers.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth under Item 3.03 above is incorporated by reference in its entirety into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1.	Certificate of Designation of 6.50% Series G Cumulative Redeemable Preferred Shares

4.2.	Certificate of Designation of 7.25% Series H Cumulative Redeemable Preferred Shares

4.3.	Certificate of Designation of 5.875% Series I Non-Cumulative Redeemable Preferred Shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016

PARTNERRE LTD.

By:	/s/ Marc Wetherhill
Name:	Marc Wetherhill
Title:	Chief Legal Counsel

Exhibit Index

Exhibit No.	Description

4.1.	Certificate of Designation of 6.50% Series G Cumulative Redeemable Preferred Shares

4.2.	Certificate of Designation of 7.25% Series H Cumulative Redeemable Preferred Shares

4.3.	Certificate of Designation of 5.875% Series I Non-Cumulative Redeemable Preferred Shares